UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2016
CBS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-09553	04-2949533
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

51 West 52nd Street, New York, New York	10019
(Address of principal executive offices)	(zip code)
Registrant’s telephone number, including area code: (212) 975-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 5, 2016, CBS Corporation (“CBS” or the “Company”) entered into a new employment agreement (the “Agreement”) with Anthony G. Ambrosio, the Company’s Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer, which amends and restates Mr. Ambrosio’s prior employment agreement dated as of June 7, 2013, as amended on February 6, 2015. The Agreement, which is effective as of September 29, 2016, extends the term of Mr. Ambrosio’s employment to September 28, 2020 and increases his annual base salary to $1,250,000. Mr. Ambrosio’s target bonus for each calendar year will remain 125% of his annual base salary. Mr. Ambrosio will continue to be eligible to receive annual awards under the Company’s long-term incentive plan, as determined by the Compensation Committee of the Board of Directors of the Company, with an increased target value equal to 185% of his annual base salary, beginning with calendar year 2017.

Similar to his prior employment agreement, Mr. Ambrosio will be entitled to receive severance payments and benefits in the event that the Company terminates his employment without “cause” or if he resigns his employment for “good reason” (each as defined in the Agreement). Mr. Ambrosio will continue to be subject to certain restrictive covenants, including those imposing non-competition obligations, restricting solicitation of employees, and protecting confidential information and the Company’s ownership of work product, including for specified periods following termination of employment. In the event of breach of any such provisions by Mr. Ambrosio, the Agreement provides the Company equitable relief, including injunctive relief, and other legal remedies.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBS CORPORATION
(Registrant)

By:	/s/ Lawrence P. Tu
	Name:	Lawrence P. Tu
	Title:	Senior Executive Vice President and Chief Legal Officer

Date: October 7, 2016

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